(LOGO)	Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	robert_doetsch@kellyservices.com

KELLY SERVICES ANNOUNCES SHARE REPURCHASE

TROY, MI (September 3, 2003) — Kelly Services, Inc., a global provider of staffing services, today announced that it repurchased 1,000,000 shares of its Class A common stock (KELYA) in a negotiated transaction from the William R. Kelly Trust.

The total value of the share repurchase was $26.0 million, or $26.04 per share, representing a 2.7% discount to the closing market price of KELYA stock on September 2, 2003. The company financed the transaction using available cash and equivalents.

Carl Camden, President and Chief Operating Officer said, “This repurchase will be accretive to our earnings per share, and represents an effective use of our strong balance sheet and cash flow.

Mr. Camden added, “The repurchase from the Trust allows Kelly Services to repurchase shares at a discount to current market price and maintain the size of its public float, while providing the Trust with the liquidity needed to meet its estate tax obligations.”

Following completion of the transaction, Kelly Services, Inc. will have 31.1 million Class A shares (KELYA) and 3.5 million Class B shares (KELYB) outstanding.

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including federal, state and international tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With more than 2,400 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Sales in 2002 were $4.1 billion. Visit www.kellyservices.com.